Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 1st day of January, 2015 (the “Effective Date”), by and between EVO Payments International UK Ltd, a UK company, with address located at 11 Old Jewry, 7th floor, London, EC2R 8DU (hereinafter referred to as “Company”), and Darren Wilson, located at Orchard Lea, Whilborough, Newton Abbot, Devon, UK, TQ12 5LP (hereinafter referred to as “Employee”).

This Agreement contains the particulars of the Employee’s employment for the purposes of section 1 of the Employment Rights Act 1996. The Company reserves the right to make amendments to the Employee’s terms and conditions from time to time and the Employee will be bound by amendments to his terms and conditions which are confirmed by the Company in writing. The terms and conditions set out in this Agreement are in addition to terms and conditions that may be set out in Company staff handbooks and any Company policies and procedures in force from time to time. Where there is any conflict between this Agreement and such staff handbooks, policies and procedures, this Agreement will prevail.

In consideration of the mutual agreements contained in this document, the parties, intending to be legally bound, agree as follows:

1. Definitions and Interpretation.

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“ERA” means the Employment Rights Act 1996

“Group” means the Company and the Group Companies

“Group Company” means any company which is for the time being a Subsidiary or Holding Company of the Company and any Subsidiary or Holding Company of any such Holding Company (and Group Companies shall be interpreted accordingly)

“Services” has the meaning assigned to it in Section 2.1

“Subsidiary” and “Holding Company” shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006

2. Position and Duties; Work Hours.

2.1. Position and Duties. Employee shall be employed by the Company as President - International and shall assume the duties inherent in such position, as well as such additional duties as may be added or removed by the Chief Executive Officer or President of EVO Payments International LLC or his designee from time to time including duties in respect of any Group Company (collectively, the “Services”). Employee shall report directly to the President of EVO Payments International LLC or his designee in providing the Services. The performance of such Services for any Group Company shall not establish any further employment or service relationship between the Employee and the relevant Group Company and Employee shall not be entitled to any additional compensation for any Services or work performed for any such Group Companies.

2.2. Work Hours. The Employee’s normal working hours are 9:00 am to 5:00 pm Monday to Friday (40 hours per week). Notwithstanding the preceding sentence, the Employee acknowledges and agrees that the Services to be performed hereunder require that Employee arrange his working time in accordance with the Company’s operational requirements and that he shall be required to work beyond regular working hours to meet such operational requirements. Employee further acknowledges and agrees that Employee shall not be entitled to any additional compensation in respect of such additional/different hours. The Employee agrees that for the purposes of the Working Time Regulations 1998, the 48 hour weekly working time limit shall not apply to his employment. The Employee may withdraw his agreement to this exclusion by giving the Company three (3) months’ written notice.

2.3. Additional Obligations. During the period of his employment hereunder (“Employment Period”), Employee shall devote his full business time and attention to the faithful performance of his duties to the business and affairs of the Company and any Group Company. Employee shall perform his duties, responsibilities and functions to the Company and any Group Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. During the Employment Period, Employee shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity competitive with the business of the Company or any of its Group Companies or where a conflict of interest may otherwise arise (including without limitation his obligations under the first two sentences of this Section 2.3) without the prior written consent of the Chief Executive Officer or President of EVO Payments International; provided that Employee may serve as an officer or director of or otherwise participate in educational, welfare, social, religious and civic organizations so long as such activities do not otherwise interfere with Employee’s provision of Services hereunder. Employee represents and warrants that he does not have any outstanding agreements or obligations that conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof.

3. Compensation and Benefits.

3.1. Base Compensation. During the Employment Period, the Company shall pay Employee base compensation equal to £275.000,00 (Two Hundred and Seventy Five Thousand Pounds) per annum (less statutory and other agreed deductions) or such higher rate as the Company may determine, in its sole discretion, from time to time (as adjusted from time to time, the “Base Compensation”). Employee’s Base Compensation shall be payable by bank transfer in equal monthly installments in accordance with the Company’s general payroll practices in effect from time to time.

3.2. The Company shall be entitled to deduct from Employee’s Base Compensation or other payments due to Employee any money which Employee may owe to the Company, including any sums in respect of any act or omission which causes the Company to occasion loss.

3.3. Bonus. In addition to Base Compensation, commencing on January 1, 2015 Employee shall be entitled to receive an annual cash bonus award (“Bonus”) based on objectives as agreed for the respective period, in an on-target amount fifty percent (50%) of Employee’s then current Base Compensation (or such higher target bonus as the Company, in its sole discretion, may determine from time to time), calculated in accordance with any scheme rules from time to time in force. Employee acknowledges and agrees that any such Bonus is not guaranteed and is contingent upon (i) Employee and the Company achieving the goals set forth by the Company, and (ii) termination or notice to terminate Employee’s employment not having been served by either party for any reason on or before the date on which the bonus would be paid and the date on which bonuses are generally payable pursuant to the Company’s general payment practices with respect to bonuses. For greater certainty, no Bonus is due to be paid if termination or notice to terminate the Employee’s employment has been served on or before the date on which the bonus would be paid. The Company has the right to amend, vary, suspend or withdraw such Bonus Scheme at any time and if the Company pays a Bonus in any one year, this shall, not give rise to a contractual entitlement to any Bonus in future years.

3.4. Lay-off and Short-time. The Company reserves the right to lay off without pay and/or place Employee on short time and effect a proportionate reduction in pay, where deemed by the Company to be necessary for business reasons, subject to any statutory provisions in relation to guarantee payments.

3.5. Pension Contribution. The Company shall provide Employee access to an occupational pension scheme (the “Scheme”). The membership of the Scheme will be subject to the trust deed and rules of the Scheme as may be amended from time to time. Subject to the trust deed and rules of the Scheme, the Company will contribute to such Scheme, for the benefit of the Employee, matching contributions made by the Employee up to five percent (5%) of the Employee’s annual Base Compensation.

3.6. Private Health Insurance. The Employee shall be entitled to participate in the Company’s private health insurance scheme subject to: (i) the terms of that scheme, as amended from time to time; (ii) the rules or insurance policy of the relevant insurance provider, as amended from time to time; and (iii) the Employee and, if applicable, his spouse/partner and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable in its sole and absolute discretion. If the insurance provider refuses for any reason to provide private health insurance benefit to the Employee or his family, the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit and is not under a duty to commence proceedings against the insurer on behalf of the Employee. The existence of such a scheme and/or the provision of any benefits or rights in relation to them is without prejudice to the Company’s right to terminate the Employee’s employment at any time in accordance with the provisions of this agreement. The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee’s coverage and benefits under such scheme) at any time on reasonable notice to the Employee. If Employee ceases providing Services to the Company for any reason or a notice of termination is provided by either the Company or Employee under clause 7.2, the Employee shall automatically cease to be entitled to participate in or receive any benefits under the health insurance scheme described under this Section 3.6.

3.7. Other Benefits.

(a) The Company shall reimburse Employee for the reasonable, out-of-pocket and documented costs incurred by Employee commensurate with his duties as agreed upon by Employee and the Company and subject to the Employee providing such receipts or other appropriate evidence as the Company may require.

(b) Employee shall also be entitled to participate in other benefits offered from time to time by the Company for which the Employee is eligible (as such benefits may be amended from time to time). Such other benefits are subject to the existence and rules of any benefit scheme and the existence of such schemes and/or the provision of any benefits or rights in relation to them is without prejudice to the Company’s right to terminate the Employee’s employment at any time in accordance with the provisions of this Agreement.

(c) If the Employee is absent from work for any reason, he must notify his supervisor of the reason for his absence as soon as possible but no later than noon on the first day of absence. For any period of absence due to sickness or injury which lasts for three consecutive days or more, a doctor’s certificate stating the reason for absence shall be obtained at the Employee’s own cost and supplied to his supervisor. Employee shall provide additional certificates if the absence continues for longer than the period of the original certificate. The Employee agrees to consent at any time to a medical examination (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor and with its advisers. Subject to compliance with all notification and certification requirements, Employee shall receive payment for certified sickness in accordance with the Company’s sick pay policy in force from time to time. Such payment shall be inclusive of any State benefit due in accordance with applicable legislation in force at the time of absence.

3.8. Location; Expenses. Employee’s primary office shall be in at the Employee’s home; provided, however, Employee shall be expected to travel weekly as needed to the Company’s other offices and locations, including European and U.S. locations, as necessary in connection with providing the Services. The Company shall reimburse Employee for all reasonable, ordinary and necessary documented travel, entertainment and other out-of-pocket expenses that Employee incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements and subject to the Employee providing such receipts or other appropriate evidence as the Company may require.

3.9. Mobile Phone. The Company shall provide a mobile phone for use by Employee in connection with his employment duties hereunder.

3.10. Holiday. Employee shall be entitled to thirty (30) days of paid annual leave each holiday year (being the calendar year) in addition to the Company’s holiday schedule in the UK subject to Employee providing reasonable notice to the Chief Executive Officer or President of EVO Payments International LLC or his designee and such holiday being agreed in advance. Annual leave not taken during any calendar year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Employee’s annual leave entitlement will also be pro rated in respect of any partial year of employment. On termination of the Employee’s employment, the Employee shall be entitled to be paid in lieu of accrued but untaken annual leave. If the Employee has taken more annual leave than his accrued entitlement at the date of termination, the Company shall be entitled to deduct the appropriate amount from any payments due to the Employee. The Company may require Employee to take any outstanding holiday entitlement during Employee’s notice period.

4. Indemnification; Insurance. Except to the extent caused by Employee, the Company shall indemnify, defend and hold harmless Employee, to the fullest extent permitted by applicable law, from and against any claim, threatened claim, loss, liability, damage, or expense (including reasonable attorney’s fees) brought against, threatened or incurred by Employee arising out of or related to Employee’s service as an officer, employee, or agent of the Company (or arising out of or related to Employee’s service with respect to any other corporation or other enterprise in any such capacity at the request of the Company).

5. Data Protection. Employee acknowledges that the Company obtains and processes employee personal data for a variety of personnel administration, employee work and general business management purposes and that the Company may also, from time to time, disclose such personal data in connection with such purposes to third parties that provide products or services to the Company (such as financial services providers who administer employee benefits schemes and information technology systems support providers, which may involve the transfer of his personal data outside the European Economic Area). The Employee acknowledges and agrees that the Company is entitled to obtain, process and disclose Employee’s personal data in accordance with the preceding sentence and as may be notified from time to time by the Company to Employee during his employment in accordance with the Data Protection Act 1988, as amended from time to time. The Employee also consents to his personal data being transferred outside the EEA for the purposes of the Company undertaking personnel administration. Employee also agrees Employee also agrees to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

6. Disciplinary and Grievance. The Company’s disciplinary and grievance procedures shall apply to the Employee and shall be made available to the Employee upon request. Whilst it is Company policy to observe its disciplinary procedure, strict observance of the procedure is not appropriate in all cases. Circumstances may warrant that the procedure is abridged or varied and the Company reserves the right to do so at any time. For the avoidance of doubt, the Company’s disciplinary and grievance procedures do not form part of the Employee’s contract of employment. The Company reserves the right to suspend the Employee at any time with pay pending a disciplinary investigation or pending the outcome of any disciplinary process (including any disciplinary appeals process). The Company reserves the right in case of the Employee’s infringement of its rules, policies, procedures or terms and conditions to demote, re-deploy and/or suspend the Employee with or without pay. If the Employee is suspended without pay as a disciplinary sanction, the period of suspension will vary in length at the Company’s discretion according to the gravity of the misconduct.

7. Term and Termination.

7.1. Term. Employee’s employment hereunder shall commence on the Effective Date and shall continue until terminated in accordance with Section 7.2 (the “Termination Date”). For the purposes of the ERA, the Employee’s period of continuous employment will begin on the Effective Date.

7.2. Termination. The Employee’s employment may be terminated by either party giving to the other not less than six months prior written notice to the other party. Notwithstanding the preceding sentence, the Company reserves the right to terminate the Employee’s employment without notice or payment in lieu of notice if the Employee:

(a)	is, in the reasonable opinion of the Company guilty of any intentional or gross misconduct affecting the business of the Company or any Group Company; or

(b)	fails or ceases to meet the requirements of any regulatory body required to enable his to undertake all or any of his duties under this Agreement or is guilty of a material breach of the rules and regulations of such regulatory body; or

(c)	commits any material or repeated breach or non-observance of any of the provisions of this Agreement or fails to comply with any reasonable and lawful directions of the Chief Executive Officer or President of EVO Payments International LLC; or

(d)	is, in the reasonable opinion of the Company, negligent or incompetent in the performance of his duties under this Agreement; or

(e)	is declared bankrupt or makes any arrangement or composition with his creditors generally; or

(f)	is convicted of any criminal offence which in the opinion of the Company brings or is likely to bring Employee, the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

(g)	is guilty of any fraud or dishonesty or act in any manner which in the opinion of the Company brings or is likely to bring Employee, the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

(h)	uses illegal drugs; or

(i)	uses alcohol to an extent which interferes with Employee’s performance of his duties under this Agreement; or

(j)	is unable to perform his duties properly because of ill health accident or otherwise for a period or periods totaling at least 40 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, notwithstanding the existence of any private health insurance cover provided for the Employee under this Agreement.

7.3. Pay in Lieu of Notice. The Company shall have the discretion to terminate Employee’s employment lawfully without any notice (or part thereof), and in circumstances where such discretion is exercised it shall pay to Employee a sum equal to, but no more than, the Base Compensation in respect of that part of the period of notice which Employee has not worked less any appropriate tax and other statutory deductions. The Company shall give Employee written notice of any termination under this Section 7.3 and such notice shall include confirmation of when the termination of Employee’s employment shall be effective. The payment shall be made to Employee within one month of the date upon which Employee’s employment terminates. Any such payment in lieu of notice shall be in full and final settlement of all and any claims which Employee has or may have arising from or in connection with his employment and/or its termination. Employee shall not be entitled to any holiday pay which may otherwise have accrued during what would have been the notice period. If the Company terminates Employee’s employment in accordance with this Section 7.3, all of Employee’s post termination obligations contained in this Agreement shall remain in force.

7.4. Garden Leave. The Company may at any time during the whole or any part of a period of notice of termination under Section 7 ..2, require the Employee by notice in writing not to attend work and/or perform any Services (or to perform only specified services) for the Company until the termination of the Employee’s employment or a specified date (hereinafter a period of “Garden Leave”). During any period of Garden Leave the Company (and any Group Company) shall be under no obligation to provide any work to, or vest any powers in, the Employee and the Employee shall have no right to perform any Services for the Company and any Group Company. During any period of garden leave the Employee shall (i) continue to receive his Base Compensation, and contractual benefits in accordance with the terms of this Agreement, (but Employee will not be eligible to earn additional Bonus during this period), (ii) remain an employee of the Company and be bound by the terms of this Agreement, (iii) absent the prior written consent of the Company, be prohibited from attending his place of work or any other premises of the Company or any Group Company;(iv) absent the prior written consent of the Company, not contact, solicit, or deal with in any manner (or attempt to contact, solicit or deal with in any manner) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, and (v) (except during any periods taken as holiday in the usual way) ensure that the Company knows where the Employee will be and how the Employee can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

For the avoidance of doubt, and notwithstanding the foregoing provisions of this Section 7.4, Employee acknowledges and agrees that for purposes of any other agreement or arrangement between the Employee and the Company or any of its Group Companies, the Employee will not be deemed to be employed during any period of Garden Leave.

7.5. Post-Termination Restrictions. The Employee agrees that during his employment, in particular as a direct report of the President of EVO Payments International LLC, and directly involved with and aware of the strategic direction of the Company and the International M&A, business development and integration strategy, he will receive confidential information, and will make, maintain and develop personal knowledge and influence over customers, clients, suppliers, staff and other third parties. Having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and any Group Company and that they do not bear harshly upon the Employee. For the purpose of this Section 7.5:

(a) “Key Person” shall mean any person who is an employee of or otherwise works for the Company or any Group Company and either

(i)	to the Employee’s knowledge is, within the Prior Period a member of the senior management of the Company or any Group Company; or

(ii)	by reason of their knowledge of trade secrets or Confidential Information or knowledge of influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business which competes or proposes to compete with the Company or any Group Company

And in both cases with which the Employee had personal dealings (other than in a non-material way) in the course of his employment during the Prior Period;

(b) “Prior Period” shall mean the period of 12 months immediately preceding the Termination Date, provided that the Prior Period shall not include and shall be extended by any period of Garden Leave.

(c) During the term of this Agreement and for a period of six (6) months thereafter, Employee shall not, directly or indirectly, in the European Economic Area and any new markets for which the Employee may become responsible for, work for or be employed or engaged by or be concerned or interested (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognized stock exchange) in any merchant acquiring or other payments in competition with that part of the business of the Company or any Group Company with which the Employee was materially concerned, or for which the Employee had management responsibility, or in respect of which the Employee possessed significant Confidential Information in each case in the Prior Period.

(d) During the term of this Agreement and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly

(i)	induce or attempt to induce any Key Person to leave the employ of, or cease to provide services to the Company or such Group Company, or in any way interfere with the relationship between the Company or any Group Company and any employee thereof; provided, however, the foregoing shall not prohibit Employee from making general solicitations by use of general advertisements not specifically targeted toward the Company or any of its Group Companies,

(ii)	hire, employ or engage for the provision of work or services any Key Person, other than any person responding to general solicitations permitted under the preceding clause (i), or

(iii)	induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Group Company to cease doing business with the Company or such Group Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Group Company.

(e) The periods of the restrictions set out in this Section 7.5 shall be reduced by any period of Garden Leave served by the Employee.

8. Confidential Information. Employee acknowledges that in providing Services under this Agreement, his duties include the preparation and development of proprietary materials for the Company and its Group Companies. Employee agrees that any materials developed by his during the course of providing Services hereunder shall be the property of the Company or the relevant Group Company, and the Company and the relevant Group Company will solely retain and own all rights in such materials. Employee further acknowledges that in connection with providing Services hereunder he has had and will have access to non-public information and materials concerning the business affairs of the Company and its Group Companies and its/their clients. Employee shall hold in strict confidence for the benefit of the Company and the Group all information, products, knowledge and data relating to or concerned with the Company’s and the Group’s operations, sales, finances, business, and affairs and the operations, sales, finances, business and affairs of its or their clients, and he shall not, at any time during the term of this Agreement or any time thereafter except in compliance with an order of a competent court, use, disclose or divulge (or cause or permit to be disclosed) any such. information, knowledge or data to any person, firm or corporation other than to the Company or relevant Group Company or its or their designees and employees or except as may otherwise be required in connection with the business and affairs of the Company and the Group; provided, however, that Employee may disclose or divulge such information, knowledge or data that (i) is or becomes generally available to the public through no wrongful act on Employee’s part, (ii) becomes available to Employee from a person or entity other than the Company or the Group or their respective employees or agents not under an obligation to keep such materials confidential, or (iii) to the extent required by law or valid legal process or information which the Employee is entitled to disclose under s.43A of ERA, however, Employee in such instance shall not produce or disclose and such confidential information without first providing the Company with prior notice thereof.

9. Company Policies and Procedures. Employee shall comply with all applicable Company policies and procedures (“Policies and Procedures”) as the same may be adopted, amended or promulgated by the Company or the Group from time to time. To the extent of any conflict between the terms of this Agreement and the Policies and Procedures, this Agreement shall prevail.

10. Company Property. Employee acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer software and hardware, memory sticks or other storage media, discs and tapes, data listings, codes, designs and drawings, equipment, keys, security passes and material whatsoever (including any emails, data or documents produced, maintained and/or stored by the Employee on the Company’s or the Employee’s computer systems or other electronic equipment) relating to the business of the Company or any Group Company and whether made or created by the Employee or otherwise (and any copies of the same):

(a) shall be and remain the property of the Company or the relevant Group Company;

(b) shall be handed over by the Employee to the Company or to the relevant Group Company on demand (or irretrievably deleted or destroyed at the request of the Company) and in any event on termination of employment or when the Employee is under notice of the termination of the Employee’s employment and the Employee shall certify that all such property has been handed over on request by the Company; and

(c) the Employee shall facilitate access by the Company’s IT team to any laptop or other computer hardware used by the Employee in connection with his employment to ensure the removal of any property of the Company and/or any Group Company.

11. Collective Agreements. There are no collective agreements which relate to the Employee’s employment.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

13. Governing Law. This Agreement and Employee’s employment hereunder shall at all times and in all respects be English law and Employee agrees to submit to the jurisdiction of the English Courts in respect of any disputes arising in connection with this Agreement.

14. Assignment. The services and duties to be performed by Employee hereunder are personal and may not be assigned. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, and his heirs and representatives. The Company may assign this Agreement to a successor, a Group Company or a successor in interest to its activities, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Employee hereunder.

15. Waiver; Notices. Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions will not be construed as a waiver, nor will it deprive that party of the right to require strict compliance thereafter. Any notice, request, demand or other communication required or permitted to be given under this Agreement will be sufficient if delivered personally, or sent by overnight mail by a nationally recognized courier services at the address set forth in the preamble to this Agreement; provided, however, any notice, request, demand or other communication provided to the Company shall also include a copy sent to the Company at 515 Broadhollow Rd., Melville NY 11747 United States, Attention: General Counsel.

16. Amendments. Save as otherwise provided for herein, no amendment hereof, or waivers or releases of obligations or liabilities hereunder, will be effective unless agreed to in writing by the parties hereto.

17. Third party rights. The benefit of each agreement and obligation of the Employee under Section 7.5 (Post Termination Restrictions), 8 (Confidential information) and 10 (Company property) of this Agreement may be assigned to and enforced by the Company, any Group Company and/or all successors and assigns for the time being of the Company and any Group Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement. Save as provided for in this Section 17, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists or is available apart from that Act.

18. Complete Agreement; Survival. This Agreement embodies the complete agreement and understanding between Employee and the Company and supersedes and preempts any prior understandings, agreements or representation by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions set forth in clauses 3.3, 5, 7.5, 8, 9, 12, 13, 14 and 15 of this Agreement shall survive any termination of this Agreement. Nothing in this clause will exclude or limit any liability for fraud.

Acknowledged and agreed to as of the 22nd day of January, 2015.

EVO Payments International UK Ltd

By:	/s/ Peter S. Cohn

DARREN WILSON

By:	/s/ Darren Wilson

EXECUTION COPY

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), effective as of April 1, 2018 (the “Effective Date”), is entered into by EVO Payments International UK Ltd, a UK company with address located at 11 Old Jewry, 7th floor, London EC2R 8DU (the “Company”), and Darren Wilson, with an address at Orchard Lea, Whilborough, Newton Abbot, Devon, UK TQ12 5LP (“Employee”).

The Company and Employee are parties to an Employment Agreement effective as of 1 January, 2015 (the “Employment Agreement”). The parties now wish to amend the Employment Agreement as set forth in this Amendment.

The Company and Employee agree as follows:

1.	Section 3.3 of the Employment Agreement is amended to increase the target bonus amount from 50% of Employee’s then-current Base Compensation to 100% of Employee’s then-current Base Compensation.

2.	Section 7.2 of the Employment Agreement is amended to require that the Company provide 18 months prior written notice of termination of Employee’s employment, except in the circumstances specified in Section 7.2(a) through (j).

3.	Section 7.3 of the Employment Agreement is amended by deleting the first sentence thereof and replacing it with the following: “The Company has the discretion to terminate Employee’s employment lawfully without any notice (or part thereof), and in circumstances where such discretion is exercised, it will pay to Employee a sum equal to, but no more than, the Base Compensation and target bonus (i.e., 100% of then-current Base Compensation) in respect of that part of the period of notice which Employee has not worked, less any appropriate tax and other statutory deductions.”

4.	Section 7.4 of the Employment is amended by deleting the third sentence thereof in its entirety and replacing it with the following: “During any period of garden leave the Employee shall (i) continue to receive his Base Compensation and target bonus (i.e., 100% of then-current Base Compensation), (ii) remain an employee and be bound by the terms of this Agreement, (iii) absent the prior written consent of the Company, be prohibited from attending his place of work or any other premises of the Company or any Group Company, (iv) absent the prior written consent of the Company, not contact, solicit, or deal with in any manner (or attempt to contact, solicit or deal with in any manner) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, and (v) (except during any periods taken as holiday in the usual way) ensure that the Company knows where the Employee will be and how the Employee can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.”

5.	Except as specifically provided in this Amendment, the Employment Agreement will continue in full force and effect in accordance with its terms.

The Company and Employee have executed this Amendment to the Employment Agreement in multiple originals to be effective on the Effective Date.

EVO Payments International UK Ltd		Employee

By:	/s/ Peter S. Cohen	/s/ Darren Wilson
Name: Peter S. Cohen		Darren Wilson
Title: Secretary